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Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations & Media Contact

IR@Janone.com

1 (800) 400-2247

JanOne Sells GeoTraq to SPYR Technologies in a $13.5 Million Transaction

Sale of GeoTraq allows JanOne to focus on core business strategy

LAS VEGAS, May 31, 2022 /PRNewswire/ -- JanOne Inc. (Nasdaq: JAN), announced today that it has sold substantially all of the assets, and none of the liabilities, of GeoTraq Inc. (“GeoTraq”), its wholly-owned subsidiary, to SPYR Technologies Inc. (“SPYR”).

“We believe this transaction further allows us to focus on our main business,” said Tony Isaac CEO of JanOne. “Right now, our priority is the development of drugs with non-addictive, pain-relieving properties, specifically JAN101 (formerly known as TV1001SR), which is a potential treatment for peripheral artery disease (PAD). This sale of our subsidiary will help us continue to fund the necessary clinical trials for JAN101.”

Pursuant to the Asset Purchase Agreement, the aggregate purchase price for GeoTraq was $13.5 million, payable in cash and shares of SPYR’s common stock. At closing, SPYR issued to JanOne 30,000,000 shares of its common stock and delivered to JanOne a five-year Promissory Note in the initial principal amount of $12.6 million. The Promissory Note bears simple interest at the rate of 8% per annum and provides quarterly interest payments in arrears, which may be prepaid at any time without penalty.

About JanOne Inc.

JanOne Inc. is a unique Nasdaq-listed company offering innovative, actionable solutions that it believes can help create an end to the opioid crisis. JanOne Inc. is dedicated to funding resources toward innovation, technology and education to find a key resolution the national opioid epidemic, which is one of the deadliest and widespread in the country’s history. The company continues to operate its legacy business – ARCA Recycling – under its current brand names. JanOne Inc’s subsidiary, ARCA Recycling, recycles household appliances by providing turnkey recycling and replacement services for utilities and other sponsors of energy efficiency programs. Please visit www.janone.com for additional information.

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